UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2009

BROWNIE’S MARINE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-28321	90-0226181

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

940 N.W. 1st Street, Fort Lauderdale, Florida 33311
(Address of Principal Executive Office) (Zip Code)

(954) 462-5570
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities; Item 8.01. Other Events

Effective March 3, 2009 (the “Effective Date”), the Company's wholly owned subsidiary, Trebor Industries, Inc., entered into an Asset Purchase Agreement with Robert Carmichael, pursuant to which the Company acquired five granted U.S. Patents and a pending U.S. Patent application, relating to weight belts and buoyancy compensators for SCUBA equipment (the “Intellectual Property”). In consideration of the Intellectual Property, the Company issued Mr. Carmichael an option to purchase up to 315,000 shares of common stock of the Company, exercisable at $1.00 per share for a period of 10 years from the Effective Date. Prior to the Asset Purchase Agreement the Company had licensed the majority of the Intellectual Property from Mr. Carmichael. In anticipation of this transaction, the Intellectual Property was assigned to the Company on February 9, 2009.  For financial reporting purposes the valuation assigned to the Intellectual Property is limited to Mr. Carmichael’s historical cost for the patents which is $0.  In addition, the Company recorded a $47,000 loss associated with the asset purchase which is the fair market value of the stock options granted less the historical cost of the assets acquired.

The Company believes the terms of the Asset Purchase Agreement were on terms favorable to the Company, as the Company believes that there are significant opportunities to license the Intellectual Property and use the Intellectual Property to manufacture and develop SCUBA products, such as buoyancy compensators and dive belts.  Mr. Carmichael serves as the Company's Chief Executive Officer and is the Company’s majority shareholder.

The options issued to Mr. Carmichael were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The options contain a legend restricting their transferability absent registration or applicable exemption.

Item 9.01. Financial Statements and Exhibits

(b) Exhibits

10.1 Asset Purchase Agreement dated March 3, 2009

10.2 Stock Option Agreement dated March 3, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROWNIE’S MARINE GROUP, INC.

Date: March 3, 2009	/s/ Robert Carmichael
Robert Carmichael
Chief Executive Officer